EXHIBIT (4)(a)
Group Variable Annuity Contract

SPECIMEN

CONTRACTHOLDER:	[ABC Hospital]

STATE OF DELIVERY	CONTRACT DATE	CONTRACT NO.

[ Iowa ]	[April 1, 2010]	[TA00000]
Signed at [4333 Edgewood Road NE, Cedar Rapids, Iowa 52499]
Transamerica Life Insurance Company (hereinafter referred to as TLIC) will pay the benefits provided in this Contract, subject to the provisions on this and the following pages of this Contract.
This Contract is governed by the laws of the State or Province of Delivery.
The provisions of this Contract are set forth in the following order:

Article 1.	Definitions
Article 2.	Contributions
Article 3.	Charges
Article 4.	Operation of the Separate Account
Article 5.	Guaranteed Lifetime Withdrawal Benefit
Article 6.	Withdrawals and Transfers
Article 7.	Administration
Article 8.	Annuity Options
Article 9.	Death Benefits
Article 10.	Rollover Distributions and Portability of Guarantees
Article 11.	Suspension and Termination
Article 12.	Beneficiary Provisions and Joint Coverage
Article 13.	Modification of Contract
Article 14.	General Provisions
ALL VALUES PROVIDED BY THIS CONTRACT, WHERE BASED ON THE EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

[Brenda Clancy, President]	Countersignature	[Craig D. Vermie, Secretary]

     Non-Participating [403(b)] Group Variable Annuity Contract
PSPL10TLICNC

Article 1. DEFINITIONS
For purposes of this Contract, the following definitions shall apply:
1.1	“1940 Act”

The Investment Company Act of 1940, as amended.

1.2	“Account Value”

The total value of an Account, equal to the sum of the values of the investment in a Variable Investment Option.

1.3	“Accumulation Period”

The Accumulation Period for each Participant is the period during which the Participant may make Contributions into the Participant’s Account.

1.4	“Age”

The age of a Participant is determined as of the Participant’s last birthday.

1.5	“Annual Period”

Each Annual Period for purposes of withdrawal of the Guaranteed Income Amount runs from the date of the Participant’s birthday to the last Business Day immediately preceding the Participant’s next birthday.

1.6	“Annual Step-Up”

The date that the Participant’s Income Base is increased to the Participant’s Account Value if the Account Value is greater than the Income Base. This occurs as of the Participant’s birthday each year or, if that day is not a Business Day, then the next Business Day immediately after the Participant’s birthday.

1.7	“Annuitant”

An individual (a Participant or Participant’s beneficiary) for whom a fixed annuity has been purchased from TLIC.

1.8	“Annuity Purchase Date”

The date as of which an annuity has been purchased on behalf of an Annuitant.

1.9	“Beneficiary”

The person(s) or entity that a Participant selects to receive the Death Benefit.

1.10	“Business Day”

A day on which the New York Stock Exchange is open for business. A Business Day ends as of the close of regular trading on the New York Stock Exchange (generally [4:00] p.m. Eastern Time). A Business Day may close earlier than [4:00 p.m.] Eastern Time if regular trading on the New York Stock Exchange closes earlier.

1.11	“Code”

The Internal Revenue Code of 1986, as amended from time to time.

1.12	“Contract”

This agreement between TLIC and the Contractholder.

1.13	“Contractholder”

The entity to which TLIC has issued this Contract.

1.14	“Contract Year”

[The 12 month period beginning on the date of this Contract and each subsequent 12 month period.]

1.15	“Contributions”

The amounts contributed to the SPL on behalf of a Participant under the terms of the Plan. Contributions may include, Participant contributions, Employer contributions, and transfers.

1.16	“Direct Rollover”

A Direct Rollover is a payment by the Contract to the Eligible Retirement Plan specified by the Distributee.

1.17	“Distributee”

A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. A distributee also includes a participant’s nonspouse designated beneficiary, as provided under the Plan/Program. In the case of a nonspouse beneficiary, the direct rollover may be made to an individual retirement account or annuity (“IRA”) described in Section 408(a) or 408(b) of the Code, or to a Roth IRA, that is established on behalf of the designated beneficiary and that will be treated as an inherited IRA.

1.18	“Eligible Retirement Plan”

An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code (other than an endowment contract), a Roth IRA described in Section 408A of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, or a qualified plan described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution.

An eligible retirement plan shall also mean an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan/Program.

The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

If any portion of an eligible rollover distribution is attributable to payments or distributions from a designated Roth account, an eligible retirement plan with respect to such portion shall include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual.

1.19	“Eligible Rollover Distribution”

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution form excluded under Sections 402(c)(4) and 403(b)(8)(B) of the Code, and, if the Plan/Program so provides, any other distribution(s) that is reasonably expected to total less than [$200] during the year.

1.20	“Employer”

[ABC Hospital.]

[1.21	“ERISA”

The Employee Retirement Income Security Act of 1974, as amended.]

1.22	“Excess Withdrawal”

A withdrawal that reduces the Participant’s Income Base. Prior to the Lock-In Date, all withdrawals are Excess Withdrawals. After the Lock-In Date, a withdrawal in excess of the Guaranteed Income Amount for an Annual Period will constitute an Excess Withdrawal, subject to the exception provided in Section 6.2.

1.23	“Guaranteed Income Amount”

An amount that a Participant may withdraw each Annual Period for the Participant’s life (or if the Participant has elected joint coverage, for the lives of the Participant and the Participant’s spouse) without reducing the Income Base, The Guaranteed Income Amount equals a Participant’s Guaranteed Income Rate multiplied by the Income Base, and will be adjusted to reflect subsequent Contributions, an Income Base Adjustment due to an Excess Withdrawal, and changes in the Income Base as of the Annual Step-Up.

1.24	“Guaranteed Income Rate”

The percentage of the Income Base used to determine the Guaranteed Income Amount for an Annual Period. The Guaranteed Income Rate is determined under Section 5.4 based upon the age of the Participant as of the Lock-In Date, or based upon the age of the younger of the Participant or the Participant’s spouse, if joint coverage is elected on the Lock-In Date.

1.25	“Guarantee Value”

The Guarantee Value shall be equal to the present value of the aggregate Guaranteed Income Amount payments assuming: (i) the Guaranteed Income Amount is calculated based upon the Income Base as of the effective date of the event giving rise to the calculation; (ii) if the Participant has not yet established a Lock-In Date, the Participant establishes a Lock-In Date on the later of the Participant’s next birthday or the Participant’s 65th birthday; (iii) mortality assumptions are based on the Annuity 2000 Basic mortality table with projection; and (iv) the interest rate shall be based on the 10-year Treasury constant maturity rate plus 2.00%, as of the effective date.

1.26	“Income Base”

A Participant’s Income Base is equal to the initial Contribution to the Account, and is subsequently adjusted for (i) additional Contributions, (ii) Income Base Adjustments caused by withdrawals and transfers out of the Account that constitute Excess Withdrawals, and (iii) the Annual Step-Up.

1.27	“Income Base Adjustment”

The amount by which the Income Base is reduced with respect to an Excess Withdrawal as provided in Section 5.7.

1.28	“Incremental Contribution”

A Contribution that exceeds any outstanding Excess Withdrawal at the time of Contribution.

1.29.	“Lock-In Date”

The Business Day that a Participant elects to lock in the Guaranteed Income Amount under this Contract.

1.30	“Participant”

An individual who is participating in the Plan and for whom a Participant Account is being maintained under this Contract.

1.31	“Participant Account”

The account maintained by TLIC under the Contract for each Participant with respect to funds held on his or her behalf and which reflects the total value of the Participant’s interest in a Variable Investment Option. [Participant benefits, once vested, are non-forfeitable.]

1.32	“Plan”

[ABC Hospital 403(b) Plan.]

[1.33	“Schwab Personal Choice Retirement Account® (“PCRA”)”

A Participant-directed individual brokerage account maintained with Charles Schwab & Co., Inc.]

1.34	“SEC”

The United States Securities and Exchange Commission.

1.35	“Secure Path for Life (“SPL”)

Separate Account VA FF, a separate investment account established by TLIC in accordance with Iowa law for the investment of amounts allocated to it under this and other group contracts issued by TLIC and which is registered with the SEC as a unit investment trust under the 1940 Act.

1.36	“Target Date Funds”

The [Vanguard Target Retirement Funds,] which are registered mutual funds made available by the [Vanguard Group.]

1.37	“Underlying Funds”

The registered mutual funds that are purchased by the Variable Investment Options pursuant to the terms of the Contract, including the Target Date Funds.

1.38	“Unit”

The measure by which the value of the Participant’s interest in a Variable Investment Option is determined. The value of a Unit may increase or decrease and is not guaranteed.

1.39	“Variable Investment Option”

A subaccount of Separate Account VA FF which invests in the applicable corresponding Underlying Fund.

Article 2. CONTRIBUTIONS
2.1.	Contributions
The Employer will make deposits to this Contract as directed by the Participants under the terms of the Plan. These deposits will include: Contributions made through salary reduction, any rollover or transferred amounts accepted by TLIC on behalf of Participants, and any other permissible amounts. Subject to Sections 2.2, 2.4, and 2.5, Contributions may be made at any time provided such Contributions are made in a manner consistent with the requirements of [ERISA] [and the U.S. Department of Labor.]
[In no event will the amount of contributions made pursuant to a salary reduction agreement for any Participant for any calendar year be in excess of the applicable elective deferral limit described in Code Section 402(g), except to the extent permitted under Section 414(v) of the Code, if applicable. Such contributions include elective deferrals for the employee under the Contract and any other elective deferrals under the Plan under which the Contract is purchased and under all other plans, contracts or arrangements of the Employer.]
[The annual additions to the Contract may not exceed the applicable limitations of Code Section 415(c) (treating Contributions and other additions as annual additions).]
It is the responsibility of the Employer to collect Contributions for deposit under this Contract by salary reduction or otherwise and to promptly remit them to TLIC, in a format approved by TLIC, with the information necessary for proper allocation under this Contract. Such information will include a list of individual Participants and the amount of Contribution for each Participant.
2.2	Age Restrictions
An initial Contribution may not be made by a Participant or by the Employer on behalf of a Participant unless such Participant is at least age 50 and is not older than age 75 as of the date of the initial Contribution.
2.3.	Allocation of Contributions
Upon receipt by TLIC of the Contractholder’s signed acceptance of the Contract and necessary allocation information, Contributions which are received by TLIC for a Participant will be allocated to the applicable Variable Investment Option under the terms of the Plan and this Contract. Upon electing to invest in the SPL, Participant Contributions shall be invested in the applicable Variable Investment Option listed on Appendix A according to the Participant’s birth year. Each Variable Investment Option in turn invests in the Underlying Fund listed on Appendix A. A Participant may not select another Variable Investment Option available under the Contract, and cannot transfer to another Variable Investment Option. Subject to the terms of the Plan, Participants are permitted to transfer amounts to and from other investment options available under the Plan.
2.4.	Minimum Contribution after Lock-In Date
After a Participant elects a Lock-In Date pursuant to Article 5, a Participant may make additional Contributions to the Participant’s Account, subject to a minimum Contribution of [$5,000.]

2.5.	Restrictions on Contributions after a Complete Withdrawal
A Participant may not make new Contributions to the SPL for up to one year after a complete withdrawal or transfer out of SPL.
[2.6.	Discontinuance of Contributions for a Participant
If Contributions are discontinued for a Participant for any reason, including severance from employment, the Contractholder is required to give written notice of such discontinuance to TLIC. The Participant’s Account will continue to be held by TLIC and all provisions of this Contract will remain in full force and effect until this account is distributed under the terms of the Plan and this Contract.]
2.7.	Grace Period
A 31 day grace period from the due date of any deposits or payments required under this Contract will be granted, except for any expense charges due on the Date of Transfer.

Article 3. Charges
3.1.	Guaranteed Income Benefit Charge
A Guaranteed Income Benefit Charge of [1.20%] is currently charged daily against the assets allocated to the Variable Investment Options. The Guaranteed Income Benefit Charge relates to the guaranteed lifetime withdrawal benefit provided under the Contract. TLIC reserves the right, by giving the Contractholder [90] days advance written notice, to increase the Guaranteed Income Benefit Charge at any time at its sole discretion. The Guaranteed Income Benefit Charge may not be changed more frequently than once in a calendar year, nor will the Guaranteed Income Benefit Charge exceed [1.70%] on an annual basis unless otherwise approved by the Iowa Insurance Department and if applicable, the SEC.
3.2.	Mortality and Expense Risk and Administrative Fees.
A combined Mortality and Expense Risk and Administrative Fee of [.85%] is charged daily against the assets allocated to the Variable Investment Options.
3.3.	Underlying Fund Expenses.
Variable Investment Options invest in corresponding Underlying Funds. Those Underlying Funds charge fees that are in addition to the fees and charges under this Contract. Accordingly, the Variable Investment Options of the SPL incur these expenses as they invest in the Underlying Funds. These fees affect the market value of the Variable Investment Options, but are not charges directly imposed under this Contract.
[3.4. Contract Charge.
TLIC reserves the right to deduct an annual Contract Charge not to exceed [$100] from a Participant’s Account to reimburse TLIC for administrative expenses under the Contract.]
[3.5. Additional Services.
In the event TLIC provides services at the request of the Contractholder not specifically provided for in this Contract (or in any administrative agreement between TLIC and the Contractholder), the charge for such service(s) and the payment due date will be determined by written agreement between TLIC and the Contractholder before these charges are incurred. [These services may include, but are not limited to (a) corrective adjustments to Participant Accounts due to an incorrect allocation made as a result of misinformation provided by the Contractholder; [(b) account audits;] [and (c) calculation of benefit options performed more frequently than annually.]]
[3.6. Third Party Charges.
In the event TLIC incurs third party charges on behalf of or at the request of the Participant, these charges will be deducted directly from such Participant’s Account. These charges may include but are not limited to (a) charges for checks returned for insufficient funds or (b) charges for overnight delivery requested by the Participant.]

[3.7. Schwab PCRA Charge.
Each Participant establishing a Schwab PCRA as an investment option outside the Contract is charged [$200] per Contract Year. Such charge will be deducted at the earlier of (a) the Participant’s termination of participation under the Contract, (b) the Participant’s termination of the Schwab PCRA, or (c) the end of each Contract Year.]
3.8.	Plan Administrative Services.
The Plan has engaged Diversified Investment Advisors, Inc., (“Diversified”), an affiliate of TLIC, to provide certain retirement plan recordkeeping and administrative services to the Plan. To the extent the Plan has authorized the deduction of certain fees payable to Diversified from Participant accounts, such administrative fees may be deducted from a Participant’s Account in the SPL on the same basis as other investment options available under the Plan.

Article 4. Operation of Separate Account VA FF
4.1.	General.
All amounts allocated to the SPL, Separate Account VA FF, are owned by TLIC and although the assets therein are the property of TLIC, all rights of the Contractholder and the Participant in such assets are as defined in this Contract. Income, gains and losses whether or not realized from assets allocated to the SPL shall be credited or charged against the SPL without regard to other income, gains or losses of TLIC. The assets in the SPL may not be charged with liabilities which arise from any other business of TLIC.
4.2.	Variable Investment Options.
Each Variable Investment Option of the SPL, pursuant to its fundamental investment objective and its investment policies, will invest all of its investable assets in the Underlying Funds. TLIC may, at its sole discretion, establish new Variable Investment Options of the SPL or eliminate one or more such Variable Investment Options if marketing needs, tax considerations or investment conditions warrant. Without limiting the foregoing, TLIC may establish new Variable Investment Options in the event that new [Vanguard Target Retirement Funds] are established, and may establish an appropriate age range for Participants to be assigned to such new Variable Investment Option pursuant to this Contract. Any new Variable Investment Options may be made available to existing Contractholders on a basis to be determined by TLIC. TLIC has the right to amend Appendix A by providing written notice to the Contractholder to reflect changes made pursuant to this Section 4.2.
4.3.	Valuation.
The value of a Unit on a Business Day for each Variable Investment Option of the SPL equals the net asset of value of the Variable Investment Option, minus liabilities, if any, accrued on that Business Day, divided by the total number of Units outstanding in that Variable Investment Option on such Business Day.

Article 5. Guaranteed Lifetime Withdrawal Benefit
5.1.	Withdrawals of Guaranteed Income Amount.
TLIC guarantees that a Participant may take withdrawals each Annual Period starting at the Lock-In Date until the Participant’s death, in an amount equal to the Guaranteed Income Amount. If the Participant elects joint coverage as described in Section 5.9, then TLIC guarantees that a Participant may take withdrawals each Annual Period starting at the Lock-In Date until the later of the death of the Participant or the Participant’s spouse.
5.2.	Withdrawals of Guaranteed Income Amount when the Account Value Equals Zero.
TLIC will make one or more payments each Annual Period from its general account that in the aggregate will equal the Guaranteed Income Amount if the Participant’s Account Value has been reduced to zero, and the Participant’s Guaranteed Income Amount is greater than zero on or after the Lock-In Date.
5.3.	Calculation of Guaranteed Income Amount.
Prior to the Lock-In Date, the Guaranteed Income Amount equals zero. After the Lock-In Date, the Guaranteed Income Amount on any Business Day equals the Income Base multiplied by the Guaranteed Income Rate in effect as of the close of that Business Day.
5.4.	Calculation of Guaranteed Income Rate.
A Participant’s Guaranteed Income Rate shall initially be determined on the Participant’s Lock-In Date. The Guaranteed Income Rates currently in effect are set forth in the Guaranteed Income Rate Table in Appendix B. If the Participant elects single coverage, the Participant’s Guaranteed Income Rate shall equal the applicable percentage associated with: (i) the Participant’s age on the Lock-In Date, and (ii) the Participant’s election of single coverage. If the Participant elects joint coverage, the Participant’s Guaranteed Income Rate shall equal the applicable percentage associated with: (i) the age of the younger of the Participant or the Participant’s spouse on the Lock-In Date, and (ii) the election of joint coverage. Changes in the Guaranteed Income Rate Table pursuant to Section 5.5. and Contributions after the Lock-In Date pursuant to Section 2.4 shall cause a blended Guaranteed Income Rate pursuant to Section 5.6.
5.5.	Changes in Guaranteed Income Rate Table.
TLIC reserves the right to change the Guaranteed Income Rate table set forth on Appendix B at any time upon at least [90] days’ prior written notice. Any change to the Guaranteed Income Rate table applies to future Contributions to the Contract. In the event a Participant has made Contributions before and after changes have been made to the Guaranteed Income Rate table, TLIC shall establish a blended Guaranteed Income Rate at the Lock-In Date pursuant to Section 5.6 below.
5.6.	Blended Guaranteed Income Rate.
A Participant shall receive a blended Guaranteed Income Rate if (i) a Participant makes an Incremental Contribution to SPL after a change in the Guaranteed Income Rate Table pursuant to Section 5.5, and/or (ii) a Participant makes an Incremental Contribution to SPL after the Lock-In Date at an age that would qualify the Participant to receive a different Guaranteed Income Rate.

The blended Guaranteed Income Rate shall equal (i) the sum of (A) all Incremental Contributions (prior to giving effect to the new Incremental Contribution) multiplied by the first Guaranteed Income Rate, plus (B) the additional Incremental Contribution multiplied by the Guaranteed Income Rate applicable based on the current Guaranteed Income Rate table and the Participant’s age at the time of the Incremental Contribution; (ii) divided by the sum of all Incremental Contributions.
5.7.	Calculation of Income Base.
Upon an initial Contribution to the SPL, the Participant’s Income Base is equal to the value of that Contribution. Thereafter, the Income Base is (i) increased by the value of each subsequent Participant Contribution, and (ii) increased to the Account Value at the Annual Step-Up if the Account Value is greater than the Income Base as of the Business Day of the Annual Step-Up. The Participant’s Income Base is reduced by the amount of the Income Base Adjustment as a result of each Excess Withdrawal. The Income Base Adjustment equals the greater of (a) the amount of the Excess Withdrawal, or (b) the amount of the Excess Withdrawal multiplied by the ratio of the Income Base (prior to the Excess Withdrawal) over the Account Value (before the Participant’s Account Value is reduced by the amount of the Excess Withdrawal). Transactions effecting a change in a Participant’s Income Base will be reflected in the Income Base calculation generally within 48 hours. Participants that make Contributions within 48 hours of a scheduled withdrawal of the Guaranteed Income Amount will not see any applicable increase in the Guaranteed Income Amount reflected until the next scheduled Guaranteed Income Amount withdrawal.
5.8.	Election of Lock-In Date.
In order to elect a Lock-In Date and start withdrawals of the Guaranteed Income Amount, a Participant must (i) attain age 55 (and a spouse must attain age 50 for the Participant to elect a Lock-In Date under joint coverage); (ii) be entitled to make withdrawals under the terms of the Plan, and (iii) be eligible to receive a Guaranteed Income Amount equal to at least $250. At the Lock-In Date, the Participant must: (i) establish joint or single life coverage; and (ii) establish the automated payment schedule for withdrawals of the Guaranteed Income Amount. A Participant seeking to establish a Lock-In Date and take in-service withdrawals of the Guaranteed Income Amount must be fully vested in the Account Value in the SPL under the terms of the Plan. The Participant will give TLIC written notice whenever he or she elects to establish a Lock-In Date pursuant to the applicable election form provided by TLIC.
5.9.	Joint Coverage.
A Participant may elect joint coverage provided that he or she has attained the minimum age of 55 years old, and the Participant’s spouse is at least 50 years old, on the Lock-In Date. There is no additional charge for joint coverage, but: (i) a lower Guaranteed Income Rate will apply if a Participant elects joint coverage, and (ii) the Guaranteed Income Rate will be based on the age of the younger of the Participant or the Participant’s spouse. Under joint coverage, the Participant’s spouse may continue to receive withdrawals of the Guaranteed Income Amount for the life of the spouse pursuant to Section 12.3. Joint coverage can only apply to the person a Participant is legally married to on the Lock-In Date. TLIC must receive proof of marriage and the spouse’s birth certificate in order to establish joint coverage. The election to establish joint coverage and the designation of the spouse that is the beneficiary of the joint coverage is irrevocable after the Lock-In Date. A Participant may not add or remove joint coverage after the Lock-In Date.

Article 6. WITHDRAWALS AND TRANSFERS
6.1.	Participant Withdrawals
A Participant shall have the right to direct TLIC by written notice that all or a portion of his or her Account be withdrawn and paid to him/her, or to a successor funding agent on behalf of the Participant, subject to the terms of the Plan. Such payment shall be made in cash within seven days after receipt of such notice except that such payment may be deferred to the extent as may be permitted under applicable federal or state laws, rules and regulations. In determining the value of the Units to be withdrawn as provided above, the date used will be the Business Day specified by the Participant with respect to such withdrawal but in no event earlier than the Business Day on which the Participant’s request is received by TLIC. A withdrawal shall be an Excess Withdrawal that reduces the Participant’s Income Base pursuant to Section 5.7 if: (i) the withdrawal is made prior to the Lock-In Date; or (ii) the withdrawal is made after the Lock-In Date and is in excess of the Guaranteed Income Amount for the Annual Period, subject to the exception provided in Section 6.2.
[In accordance with the restrictions of Section 403(b)(11) of the Code, amounts attributable to Contributions made after December 31, 1988 pursuant to a salary reduction agreement may be paid to the Participant only after the Participant attains age 59 1/2, has a severance from employment, dies or becomes disabled (within the meaning of Code Section 72(m)(7)), or due to hardship under the terms of the Plan/Program (but only from principal, not including earnings); or if permitted under the Plan/Program, in the case of a qualified reservist distribution, the date on which a period referred to in subclause (III) of Code Section 72(t)(2)(G)(iii) begins.]
6.2.	Required Minimum Distributions.
[Requirements similar to the requirements of Code Section 401(a)(9) and requirements similar to the incidental death benefit requirements of Code Section 401(a) will be met with respect to this Contract. The Code Section 401(a)(9) requirements shall apply to benefit accruals after December 31, 1986.] If a Participant elects the automatic required minimum distribution withdrawal feature at the Lock-In Date or thereafter, TLIC shall determine the amount the Participant would need to take as a withdrawal to comply with the requirements of Section 401(a)(9) for the applicable calendar year (“RMD Amount”). TLIC shall then make a distribution to the Participant such that the total of such distribution and the Guaranteed Income Amount payments equal the applicable RMD Amount. Such an additional distribution made pursuant to this Section 6.2 shall not constitute an Excess Withdrawal by the Participant for purposes of this Contract.]
6.3.	Severance from Employment.
Upon a Participant’s severance from employment, his or her Participant Account will continue to be held by TLIC and all provisions of this Contract will remain in full force and effect until the Participant’s Account is distributed in accordance with the provisions of the Plan and this Contract. If the Plan requires automatic distribution of a Participant Account following termination of employment (a so-called “auto-cashout”), such distribution will be made in accordance with the Plan provisions, provided that a Participant who was not eligible to make a Direct Rollover to the SecurePath for Life IRA Contract shall receive the greater of their Account Value or the Guarantee Value upon the distribution of the Participant’s Account.

6.4.	Other Withdrawals
TLIC may make withdrawals from the Participant’s Account as follows: (i) for refunds or other distribution of Contributions as may be required to comply with the Code or any other statute of similar import; (ii) for charges for services described in Sections 3.4, 3.5, 3.6, 3.7, and 3.8 to the extent not paid directly by the Contractholder as determined by TLIC.
6.5.	Transfers of Funds From This Contract
A Participant in SPL shall have the right to direct TLIC that all or a designated portion of the Participant’s Account be transferred to other investment options under the Plan. Transfers may not be made during any period of suspension of the Contract, except as TLIC may approve in writing. A transfer from the Participant’s Account shall be an Excess Withdrawal that reduces the Participant’s Income Base pursuant to Section 5.7 if: (i) the transfer is made prior to the Lock-In Date; or (ii) the transfer is made after the Lock-In Date and is in excess of the Guaranteed Income Amount for the Annual Period, subject to the exception provided in Section 6.2.
In determining the value of the Units to be transferred in accordance with the above, the date used will be the Business Day specified by the Participant with respect to each such transfer but in no event earlier than the Business Day on which the Participant’s request is received by TLIC. Each such transfer of funds will be made within [seven] days after the applicable Business Day, except that such transfer may be deferred to the extent permitted under applicable federal or state laws, rules and regulations.
6.6.	Transfer of Funds to this Contract
Subject to the restrictions on Contributions set forth in Sections 2.3, 2.4, and 2.5, a Participant shall have the right to direct that all or a portion of the funds under other investment options under the Plan which are made available by TLIC be transferred to the applicable Variable Investment Option of the SPL provided that no such transfer shall be made during any period of suspension of this Contract without TLIC’s written consent.
[6.7. Transfer of Funds from this Contract to the Schwab PCRA
A Participant shall have the right to direct TLIC that all or a designated portion of the Participant’s Account be transferred to his or her Schwab PCRA, subject to the following conditions and limitations: (i) no such transfer shall be made during any period of suspension of this Contract without TLIC’s written consent; and (ii) the minimum transfer amount is currently [$2,000] for the initial investment in the Schwab PCRA, and is currently [$500] for subsequent investments. A transfer from the SPL shall be an Excess Withdrawal that reduces the Participant’s Income Base pursuant to Section 5.7 if: (i) the transfer is made prior to the Lock-In Date; or (ii) the transfer is made after the Lock-In Date and is in excess of the Guaranteed Income Amount for the Annual Period, subject to the exception provided in Section 6.2.
In determining the value of the Units to be transferred in accordance with the above, the date used shall be the Business Day specified by the Participant with respect to each such transfer but in no event earlier than the Business Day on which the Participant’s request is received by TLIC. Each such transfer of funds will be made within [seven] days after the applicable Business Day, except that such transfer may be deferred to the extent permitted under applicable federal or state laws, rules or regulations.]

[6.8. Transfer by the Participant to this Contract from the Schwab PCRA
Subject to the restrictions on Contributions sect forth in Sections 2.3, 2.4, and 2.5, a Participant shall have the right to direct TLIC to transfer to the applicable Variable Investment option of the SPL any amounts invested in his or her Schwab PCRA.]

Article 7. ADMINISTRATION
7.1.	Information to be Provided to TLIC
The Contractholder shall provide TLIC with information that TLIC may reasonably require for the administration of the Contract. TLIC reserves the right to inspect, at any reasonable time, the records of the Contractholder which have a bearing on the coverages available under this Contract. TLIC is entitled to rely conclusively upon all information furnished by the Contractholder and Participant and shall be fully protected in acting in accordance with any written or telephone instruction or other communication believed to be genuine.
7.2.	Statements
As of the end of each Contract Year [quarter,] TLIC shall furnish the Contractholder with a statement of the transactions under this Contract for that period and the total amount invested under this Contract.
As of the end of each Contract Year [quarter,] TLIC shall furnish each Participant with a statement which indicates the total amount of Contributions to and distributions from his or her Participant Account during such period, the total amount available in this account as of the last day of such period, the amount of the Income Base and, if applicable, the Guaranteed Income Amount.

Article 8. ANNUITY OPTIONS
8.1.	Forms of Annuity
The forms of annuity shall be those made available by TLIC. These forms shall include, but need not be restricted to (1) life annuity with a period certain of 5 or 10 years, (2) life annuity with no period certain, (3) a contingent annuity. In no event shall the available forms include one that violates Section 401(a)(9) of the Code or IRS Rev. Ruling 73-239 or any successor ruling.
TLIC shall issue to each Participant for whom an annuity benefit has been purchased under this Contract a non-transferable annuity certificate stating the amounts and terms of payment of such benefits.
8.2.	Fixed Annuity Benefit
A Participant may elect to withdraw all or a portion of the value of the Participant’s Account and apply such amount to the purchase of a fixed annuity benefit. The value of the Participant Account which is to be used to purchase a fixed annuity benefit shall be withdrawn from the applicable Variable Investment Option as of the Business Day coincident with or next following receipt by TLIC of written notice. As of the Participant’s Annuity Purchase Date, the amount withdrawn shall be reduced by any premium taxes, if applicable, and the remainder applied to purchase a fixed annuity benefit. The amount of the annuity benefit will be determined by (1) the amount applied to purchase the annuity, (2) the form of annuity elected, and (3) the non-participating single premium immediate group annuity purchase rates in effect on the Annuity Purchase Date. However, subject to the provisions of Section 13.1, in no event will such annuity purchase rates declared by TLIC for the first five Contract Years result in an annuity benefit that is less than an annuity benefit determined in accordance with the Annuity Purchase Rate Table in Appendix C of this Contract or the non-participating single premium immediate group annuity purchase rates in effect on the Annuity Purchase Date for contracts in the same class of contracts as this Contract, whichever provides a higher annuity benefit.
8.3.	Restrictions on Election of Annuity Options
On or after the Participant’s termination of employment, an annuity benefit may not be elected if the vested value of the Participant’s account under the Plan is equal to or less than [$5,000,] or any other involuntary cash out amount specified in the Plan, or would provide an annuity benefit of less than [$20] per month.

Article 9. DEATH BENEFITS
9.1.	Payment of Participant Account
If a Participant dies prior to the commencement of benefits and while a Participant Account is still being maintained for him or her under this Contract, the Participant’s Account shall be distributed to the Participant’s beneficiary in a single sum or periodic cash distributions, or applied to purchase an annuity, as elected by the beneficiary in writing subject to the provisions of this Contract. In addition, a surviving spouse that is the beneficiary of a Participant that elected joint coverage with respect to that spouse shall be eligible to continue investing in the SPL, subject to the terms of the Plan.
[9.2. Code Section 401(a)(9)
Any provisions of the Contract to the contrary notwithstanding, the requirements of Code Section 401(a)(9) and the incidental death benefit requirements of Code Section 401(a) will be met with respect to this Contract. The Code Section 401(a)(9) requirements shall apply to benefit accruals after December 31, 1986. Except as otherwise provided in the final 403(b) regulations, the distribution rules in Section 401(a)(9) of the Code will be applied to this Contract in accordance with the provisions in Treas. Reg. §1.408-8.]

Article 10. ROLLOVER DISTRIBUTIONS AND PORTABILITY OF GUARANTEES
10.1.	Eligible Rollover Distributions
Notwithstanding any provision of the Contract to the contrary that would otherwise limit a Distributee’s election under this Contract, a Distributee may elect, at the time and in the manner prescribed by the payer of the Eligible Rollover Distribution, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. Such a Direct Rollover will constitute a withdrawal from the SPL.
10.2.	Portability of Guarantees
A Distributee may elect to have any portion of an Eligible Rollover Distribution paid directly to the SecurePath for Life IRA Contract, if otherwise eligible for coverage under such Contract. If the Distributee transfers directly to the SecurePath for Life IRA Contract the total Account Value, then the Distributee shall be issued a contract or certificate that reflects the Income Base, and, if applicable, the Guaranteed Income Amount, the Distributee established under this Contract, as of the Business Day on which the Direct Rollover is effected. The portability described in this Section 10.2. is not available for amounts paid from TLIC’s general account under Section 5.2.

Article 11. SUSPENSION AND TERMINATION
11.1	Suspension of Contract by Contractholder.
The Contractholder may suspend this Contract by giving TLIC written notice. Upon receipt by TLIC of such notice, this Contract is immediately suspended.
11.2	Suspension of Contract by TLIC.
TLIC may suspend this Contract by giving the Contractholder written notice if:
[a) It is determined that the Plan does not comply with the requirements of Section [403(b)] of the Code, [or of ERISA,]] or
b) Contributions required in accordance with Section 2.1 are not received by TLIC, or
c) TLIC determines that it can no longer continue to provide benefits under this Contract because of a change in the Plan, or
d) TLIC receives written notice from the Contractholder to transfer assets under this Contract to a successor funding agent, or
e) TLIC is advised that TLIC’s service agent, Diversified, has received or has given notice that it will no longer be providing recordkeeping and administrative services to the Plan, or
f) The Employer files a petition for bankruptcy.
Upon receipt of such written notice by the Contractholder, this Contract will immediately be placed in suspension.
11.3.	Effect of Contract Suspension
If this Contract is suspended, such suspension shall be considered irrevocable, and the Contract shall continue in suspension, unless the Contract is restored to full force and effect by written agreement between the Contractholder and TLIC.
During the suspension period, (1) no further Contributions may be made to the Contract, and (2) any expenses which may apply under this Contract shall continue to be withdrawn. Acceptance of any Contributions during the suspension period shall in no way obligate TLIC to accept additional Contributions.
11.4.	Result of Contract Suspension
TLIC or the Contractholder may, during the period of suspension, initiate a transfer of the total value of all Participant Accounts, in cash, by giving written notice of the date of transfer to the other party to this Contract. TLIC or the Contractholder may require that the date of transfer not be earlier than [90] days from the date notice is received requesting the transfer. The total value of all Participant Accounts will be transferred, in a single sum, on the date of transfer to the successor funding agent designated by the Contractholder in writing.

11.5	Impact of Contract Suspension on Guaranteed Income Amount
Upon suspension of the Contract, a Participant eligible to make a Direct Rollover to the SecurePath for Life IRA Contract may elect to make such a Direct Rollover, and shall thereby continue the guarantees provided under this Contract in accordance with Section 10.2. If a Participant is not otherwise eligible to make a Direct Rollover to the SecurePath for Life IRA Contract, such Participant shall receive the greater of their Account Value or the Guarantee Value upon the transfer of all Participant Accounts pursuant to Section 11.4.
11.6.	Termination of Contract.
Upon depletion of all the assets under the Contract, this Contract shall terminate and TLIC shall be relieved of all further liability to the Plan. TLIC will continue to be responsible for (i) payments with respect to any annuity benefits purchased under this Contract; and (ii) payments of the Guaranteed Income Amount to Participants where the Participant’s Account Value has reduced to zero.

Article 12. BENEFICIARY PROVISIONS AND JOINT COVERAGE
12.1.	Designation and Change of Beneficiary
A Participant may designate a beneficiary to receive any payment of a death benefit due upon the death of such Participant and may subsequently change the beneficiary designation. Such designation or change will take effect upon receipt by TLIC of written notice of the designation or change. If a Participant elects joint coverage on the Lock-In Date pursuant to Section 5.9, the Participant’s spouse must be named as the Beneficiary of the Account as of the Lock-In Date.
12.2.	Payment of Death Benefit to Beneficiary
Before making payment of a death benefit to a beneficiary, TLIC shall require proof of the death of the Participant who designated such beneficiary. Payment of a death benefit to a beneficiary as provided in this Contract shall be made in accordance with the beneficiary designation in effect at the time of the Participant’s death.
12.3.	Payment of Guaranteed Income Amount to Spouse after Participant’s Death
If joint coverage was elected by the Participant at the Lock-In Date, the Participant’s spouse may continue to receive withdrawals of the Guaranteed Income Amount for the life of the spouse in lieu of taking payment of the death benefit as a lump-sum. The Guaranteed Income Amount shall not be available to the Participant’s spouse after the Participant’s death if, on the date of the Participant’s death: (i) the spouse elected on the Lock-In Date has died; (ii) the Participant and spouse elected on the Lock-In Date are no longer legally married; or (iii) the spouse elected on the Lock-In Date is no longer the Participant’s beneficiary under the Plan.
12.4	Absence of Beneficiary Designation
If no beneficiary designation is in effect at the time of the Participant’s death, TLIC may, at its option, make payment to the Participant’s estate.

Article 13. MODIFICATION OF CONTRACT
13.1.	Changes to Annuity Purchase Rate Table
TLIC reserves the right at any time to change the Annuity Purchase Rate Table and related rates of interest if any changes in the tax laws are determined in TLIC’s discretion to increase the tax payable on earnings attributable to reserves for this Contract or on gain attributable to this Contract. TLIC shall provide written notice to the Contractholder at least [30] days before any such change is to become effective. No such change shall apply to any annuity benefits purchased for Annuitants on Annuity Purchase Dates prior to the effective date of change.
13.2.	Changes in Operation of Separate Account
Subject to compliance with applicable laws and, when required by law, approval of the Contractholder and/or Participants and any appropriate regulatory authority, TLIC reserves the right to make the following changes:
(1)	To operate the Variable Investment Options in any form permitted under the 1940 Act or in any other form permitted by law;

(2)	To take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

(3)	To transfer any assets invested in a Variable Investment Option to another Variable Investment Option or to one or more separate accounts, or to add, combine or remove Variable Investment Options;

(4)	To substitute, for the interests of the Underlying Funds held by any of the Variable Investment Options, interests in another investment company or any other investment permitted by law; and

(5)	To make any necessary technical changes in the Contract in order to conform with any of the above described actions or as may be required or permitted by applicable laws affecting, the SPL and/or the Contract.

Article 14. GENERAL PROVISIONS
14.1.	Contract
This Contract has been issued in consideration of and in reliance on the Contractholder’s application and all representations made therein. This Contract and the attached copy of the Contractholder’s application constitute the entire Contract between TLIC and the Contractholder.
The purpose of this Contract is to provide benefits to the Participants under the terms of the Plan. Subject to the rights of TLIC and the Contractholder, no funds under this Contract will ever be used for, or diverted to, purposes other than the exclusive benefit of the Participants.
All statements made by the Contractholder or by Participants shall be deemed representations and not warranties.
Only the President, the Secretary or a Vice President of TLIC has the authority to modify, enlarge or vary this Contract, or to waive any requirement or provision thereof.
14.2.	Amendment of Contract
This Contract may be amended by TLIC as provided by its terms or by agreement between TLIC and the Contractholder.
No amendment of the terms of this Contract shall be effective unless agreed to by TLIC in writing signed by the President, the Secretary or a Vice President of TLIC and, unless otherwise provided for by the terms of this Contract, agreed to in writing by the Contractholder. In any event, however, TLIC reserves the right to amend this Contract to conform its provisions to applicable Federal and State law.
No Participant or other person has any right of approval of any action amending or suspending this Contract. No amendment of this Contract shall affect annuity benefits purchased under this Contract prior to the effective date of such amendment.
14.3.	Agents of TLIC
TLIC may, to the extent permitted by law, engage or employ Diversified or any other suitable agents or advisers, and pay their reasonable expenses and compensation, as it may determine is necessary or desirable for the expeditious and effective performance of its duties under this Contract.
14.4.	Meaning of “Receipt by TLIC”
Any provision in this Contract requiring “receipt by TLIC” or “received by TLIC”, or “direct TLIC by written notice” (or any other comparable language) shall mean that such payments or notice must be received by Diversified, the servicing agent for TLIC, at [4333 Edgewood Road NE, Cedar Rapids, Iowa 52499] unless a different address or agent is designated in a written notice to the Contractholder.

14.5.	No longer offering SPL
TLIC reserves the unilateral right, by giving the Contractholder [90] days advance written notice, not to accept any contributions or transfers into the SPL for the purpose of no longer offering the SPL as an investment option.
14.6.	Contract Assignability
This Contract and its rights may not be transferred or assigned without TLIC’s prior written consent.
14.7.	Assignment of Benefits
The benefits of or arising out of this Contract may not be assigned, transferred or subjected to surrender or anticipation, or used to satisfy the debts of any person, except as may otherwise be provided in this Contract or by law.
14.8.	Not a Party to the Plan
TLIC is not a party to the Plan and reserves the right to disregard any amendment to the Plan after the Contract Date or any successor Plan which would have an adverse financial effect on TLIC, which enlarges or expands TLIC’s obligations or duties under this Contract or which decreases TLIC’s rights under this Contract.
14.9.	Enforceability
If any provision of this Contract is held invalid or unenforceable, the remaining provisions of this Contract shall not be affected, and this Contract shall be construed and enforced as if the invalid provision had not been included under the Contract.
14.10.	Voting Rights
To the extent required by law, TLIC shall vote all shares held in Underlying Funds at regular and special shareholder meetings in accordance with the instructions received from the Contractholder.
14.11.	Transferability

This Contract is non-transferable.

14.12.	Misstatement of Age
If TLIC determines that the age or any other fact affecting the coverage or the payment or amount of benefit has at any time been misstated with respect to any Participant, or if applicable, the Participant’s spouse, the benefit payable by TLIC at any time shall be such as the amount used to purchase the benefit would provide on the basis of the correct facts.
Any overpayments made by TLIC by reason of any misstatement shall be charged against, and any underpayment resulting therefrom shall be added to, any benefit payments made or to be made with respect to the Participant involved.

Appendix A
VARIABLE INVESTMENT OPTIONS

Birth Year of	Variable Investment Option	Underlying [Target Date Fund]
Participant
*	[SecurePath for Life Retirement Income	[Vanguard Target Retirement Income Fund
[1942 or earlier	SecurePath for Life Retirement Income	Vanguard Target Retirement Income Fund
1943-1947	SecurePath for Life 2010	Vanguard Target Retirement 2010 Fund
1948-1952	SecurePath for Life 2015	Vanguard Target Retirement 2015 Fund
1953-1957	SecurePath for Life 2020	Vanguard Target Retirement 2020 Fund
1958-1962	SecurePath for Life 2025	Vanguard Target Retirement 2025 Fund
1963-1967	SecurePath for Life 2030	Vanguard Target Retirement 2030 Fund
1968-1972	SecurePath for Life 2035	Vanguard Target Retirement 2035 Fund
1973-1977	SecurePath for Life 2040	Vanguard Target Retirement 2040 Fund
1978-1982	SecurePath for Life 2045	Vanguard Target Retirement 2045 Fund
1983-1987]	SecurePath for Life 2050	Vanguard Target Retirement 2050 Fund
*	SecurePath Money Market]	Transamerica Money Market VP]

*	Participants are not currently assigned to these Variable Investment Options, but TLIC reserves the right to (i) assign Participants to the SecurePath Money Market option on a temporary basis pending receipt of authorized instructions; and (ii) assign Participants to the SecurePath Retirement Income option in the event that a Target Date Fund combines with the [Vanguard Target Retirement Income Fund] after the Target Date Fund has reached its target date.
This Appendix may be amended from time to time pursuant to the provisions of Section 4.2. of the Contract.

Appendix B
Guaranteed Income Rate Table

Age at Lock-In Date	Single	Joint
Less than 50	[0.00%*	[0.00%*
50-54	0.00%*	3.00%*
55	3.50%	3.00%
56	3.60%	3.10%
57	3.70%	3.20%
58	3.80%	3.30%
59	3.90%	3.40%
60	4.00%	3.50%
61	4.10%	3.60%
62	4.20%	3.70%
63	4.30%	3.80%
64	4.40%	3.90%
65	4.50%	4.00%
66	4.60%	4.10%
67	4.70%	4.20%
68	4.80%	4.30%
69	4.90%	4.40%
70	5.00%	4.50%
71	5.10%	4.60%
72	5.20%	4.70%
73	5.30%	4.80%
74	5.40%	4.90%
75+	5.50%]	5.00%]

*	A Participant must attain age 55 to elect a Lock-In-Date, and a spouse must attain age 50 for a Participant to elect a Lock-In-Date under joint coverage.
This Appendix may be amended from time to time pursuant to the provisions of Section 5.5.

Appendix C
ANNUITY PURCHASE RATE TABLE
Maximum Amount Required per $10 a month Immediate Life Annuity with 10 Years Certain — First Monthly Payment Due on Date Annuity is Purchased.

Age*	Purchase Rate for annuities
purchased during the [lst] through
[5th] Contract Years
55	$3559
56	3472
57	3390
58	3300
59	3215
60	3135
61	3049
62	2959
63	2874
64	2786
65	2703
66	2618
67	2538
68	2451
69	2375
70	2294
71	2217
72	2141
73	2066
74	1996
75	1927

*	A Participant’s age will be his or her age at nearest birthday on the Annuity Purchase Date.
This Table is subject to change by TLIC as provided in Section 13.10.
The mortality and interest assumptions underlying the annuity purchase rates shown above are as follows:

Mortality Table	Assumed Interest

[2000 Annuity with projection]	[ 1.00%]
Maximum purchase rates for ages not shown and for other forms of annuity will be quoted by TLIC upon request. These maximum rates will be based on the actuarial assumptions indicated above.